EXHIBIT 10.9

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of November 17, 2006 (the “Effective Date”), by and between ImmunoCellular Therapeutics, Ltd., a Delaware corporation (the “Company”), and Technomedics Management & Systems, Inc. (“Technomedics”).

WHEREAS, the Company desires to enter into a relationship with Technomedics whereby the Company will engage the President of Technomedics, Dr. Manfred Mosk (“Mosk”), to provide services as the Non-Executive Chairman of the Board of the Company pursuant to the terms and provisions contained herein;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Company and Technomedics hereby agree as follows:

1. Services. Technomedics agrees that Mosk shall serve in the capacity of the Company’s Non-Executive Chairman of the Board (the “Services”). The Services will be those customarily performed by a non-executive chairman for a company such as the Company. Mosk shall perform the Services on a part-time basis in Los Angeles, California and on trips related to the Company’s business outside Los Angeles for short periods of time in particular circumstances as reasonably requested by the Company.

2. Term. The term of this Agreement shall commence as of November 17, 2006 and shall terminate on November 16, 2007, unless sooner terminated by Technomedics or the Company as set forth in Section 8 hereof.

3. Compensation.

3.1 Payment for Services. As payment in full for Mosk’s services as the Company’s Non-Executive Chairman of the Board for the period from November 17, 2006 through November 16, 2007, the Company shall grant and has full authority to grant to Technomedics non-qualified stock options with a seven-year term to purchase a total of 300,000 shares of the Company’s common stock at an exercise price of $1.00 per share, with the option fully vested upon grant as to 150,000 shares and the option for the balance of the shares to vest in four equal quarterly installments following the date of grant. Upon exercise of the options, the shares will be validly authorized and issued, fully paid and non-assessable. The option agreement provides for cashless exercise in whole or in part. The shares underlying the options shall be registered by the Company at Technomedics’ request under either (a) the SB-2 Registration Statement to be filed within the next 60 days and which will be kept effective for one year or, (b) to the extent permitted by law, on Form S-8 within the next 60 days. Upon Mosk ceasing to serve as a member of the Board for any reason except his removal for cause, Technomedics’ then fully vested options shall be exercisable during their term for up to 24 months following his ceasing to serve as a member of the Board.

3.2 Expenses. The Company shall reimburse Technomedics for necessary and reasonable out-of-pocket business expenses incurred by Dr. Mosk in the performance of this Agreement in accordance with the reimbursement policies of the Company as set forth by the Board of Directors.

3.3 No Benefits. Dr. Mosk acknowledges that he is not an employee of the Company and agrees that he will not be eligible for any Company employee benefits and, to the extent he otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Dr. Mosk hereby expressly declines to participate in such Company employee benefits.

3.4 D&O Insurance. The Company will use its best efforts to at all times maintain Directors and Officers Liability Insurance of not less than $3 million.

3.5 Corporate Transactions. In the event of a Corporate Transaction (as defined below), the Company shall notify Mosk at least 30 days prior thereto or as soon as may be practicable. In the event of a Corporate Transaction on or after the second anniversary of the date of grant of Mosk options with a public company (or in the case of a private company in which more than fifty percent (50%) of the aggregate consideration to Company stockholders is in the form of cash), to the extent not previously exercised, the Mosk options shall terminate immediately prior to the consummation of such Corporate Transaction if the Company, after using its commercially reasonable efforts, is unable to provide that the Mosk options shall be assumed or an equivalent option substituted by an applicable successor corporation or any affiliate of the successor corporation in the event of a Corporate Transaction. A “Corporate Transaction” means a merger or consolidation of the Company with or into another corporation or entity if, as a result of such merger or consolidation, the stockholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the surviving or consolidated entity, a sale of all or substantially all of the assets of the Company, or a purchase or other acquisition of more than fifty percent (50%) of the outstanding capital stock of the Company in a single transaction or a series of related transactions by one person or more than one person acting in concert.

4. Outside Activities; Corporate Opportunity. The Company hereby acknowledges that Technomedics and Mosk engage in a wide variety of investment financing, medical and pharmaceutical corporate activities and that their relationship with the Company as set forth in this Agreement is not exclusive. The Company hereby agrees that Technomedics and Mosk may provide consulting services to, or become employed by, and serve on the Board of Directors and in any other capacity with other persons or entities engaged in investment financing and/or medical and pharmaceutical corporate or other patent and research activities and be compensated for such activities, and any such activities shall not constitute a usurpation of a corporate opportunity of the Company or a breach of Technomedics and Mosk’s obligations hereunder; provided, however, that such persons or entities are not developing or marketing products or potential products based on the Company’s products being developed, products for neurodegenerative diseases, and dendritic cell-based vaccines for brain tumors and other cancers.

5. Proprietary Rights. All inventions, improvements, discoveries, copyrightable or patentable works, intellectual property, whether or not patentable or copyrightable, and all other work performed and all materials developed or prepared by Technomedics or Mosk, within the scope of his engagement by the Company, whether developed or prepared solely or jointly by Technomedics or Mosk with others, are the property of the Company and all rights, title and interest therein shall vest in the Company and shall be deemed to be works made for hire and made in the course of the services rendered hereunder. To the extent that title to any such works may not, by operation of law, vest in the Company or such works may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned to the Company. All such materials shall belong exclusively to the Company, and the Company shall have the right to obtain and to hold in its own name, copyrights, trademarks, patents, other registrations, or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Technomedics and Mosk agree to give the Company and any person designated by the Company such reasonable assistance, at the Company’s expense, as is required to perfect the rights defined in this Section 5. Technomedics and Mosk agree to return to the Company all materials developed or prepared for the Company by Mosk upon the termination of this Agreement, along with all materials and other property of the Company in his possession at the time of termination of this Agreement.

6. Confidential Information.

6.1 Confidentiality Obligations. “Confidential Information” means, collectively: (a) any information designated by the Company as “confidential” or “proprietary” or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (b) the terms and conditions of this Agreement. Mosk hereby agrees that he (x) will not disclose to any third party or use any Confidential Information disclosed to him by the Company except as expressly permitted by the Company in writing; (y) will not disclose to the Company any Confidential Information of any third party disclosed to him by such third party without the prior written consent of such third party; and (z) will take all reasonable measures to maintain the confidentiality of all Confidential Information of the Company in his possession or control.

6.2 Exclusions. “Confidential Information” will not include information that is: (i) already lawfully known by the receiving party prior to this Agreement without restriction, (ii) in the public domain due to no fault of the receiving party, (iii) rightfully obtained by the receiving party without similar restriction from such party, (iv) independently developed by the receiving party without reference to the other party’s confidential information, or (v) provided by the disclosing party to another party without similar restriction.

7. Indemnity. Technomedics agrees to indemnify and hold the Company harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs, and expenses, including attorneys’ fees, arising from a breach of any of its representations and warranties herein or attributable to or resulting from Mosk’s willful misconduct in rendering the Services. Technomedics warrants and represents that it has full power and authority to enter into and perform this Agreement and that its performance of this Agreement will not violate the provisions of any other agreement to which it is a party. The Company agrees to indemnify and hold Technomedics harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys fees arising out of Mosk’s services hereunder, other than those arising from its breach of any of its representations and warranties hereunder or his willful misconduct.

8. Termination. This Agreement and Mosk’s rights and obligations hereunder shall, under any of the following circumstances, terminate in advance of the time specified in Section 2 above, and Mosk shall have the right to receive only his compensation that shall be accrued hereunder through the effective date of such termination and shall have no right to receive any further compensation hereunder from and after the time of such termination:

8.1 Death or Disability. This Agreement and Mosk’s duties hereunder shall terminate immediately upon his death, or if Mosk is physically or mentally incapacitated and is not able to perform his duties under this Agreement, and his incapacity continues for 60 consecutive days, the Company or Technomedics may at their option, terminate this Agreement and Mosk’s duties hereunder by written notice to the other party.

8.2 Termination by the Company. The Company may, at its option, terminate this Agreement and Mosk’s duties hereunder by written notice to Technomedics at any time without cause upon 30 days written notice to Technomedics. If Technomedics is terminated without cause or on account of disability, in addition to all accrued compensation, the Company shall grant to Mosk 100% of the unvested options as of the date of termination. The Company may terminate this Agreement for Cause (as hereinafter defined) at any time upon written notice to Technomedics. “Cause” as used in this Agreement means that Mosk, (i) after 30 days notice, has failed to perform his assigned duties to the Company as determined by the Board of Directors, (ii) has materially breached any of the terms or conditions of this Agreement and has failed to correct such breach within 30 days following written notice from the Company of such breach, or (iii) has been found guilty of a felony or any intentionally fraudulent act that materially damages, or may materially damage, the business or reputation of the Company.

8.3 Termination by Technomedics. Technomedics may terminate this Agreement at any time (i) without cause upon 30 days written notice or (ii) upon written notice to the Company if the Company shall have materially breached any of the provisions of this Agreement and has failed to correct such breach within 30 days following written notice from Technomedics of such breach.

9. General Terms.

9.1 Assignment. This Agreement requires the personal services of Mosk. Technomedics may not sell, transfer, sublicense, subcontract, hypothecate or assign its rights and duties under this Agreement without the prior written consent of the Company. The Company may freely assign its rights and obligations under this Agreement.

9.2 Notices. Any notices or communications under this Agreement shall be in writing and shall be hand-delivered or sent by certified mail (return receipt requested), or telecopied, or overnight couriered to the party receiving such communication at the address specified below:

If to the Company:	President ImmunoCellular Therapeutics, Ltd. 11th Floor 1999 Avenue of the Stars Los Angeles, CA 90067

If to Technomedics:	President Technomedics Management & Systems, Inc. P.O. Box 3207 Redondo Beach, CA 90277

or such other address or addressee as either party may in the future specify to the other party.

9.3 California Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its conflicts of laws provisions.

9.4 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be decided by binding arbitration by American Arbitration Association and shall be held in Los Angeles, California. The ruling of the arbitrator shall be final and may be enforced by any party to such arbitration in any court of competent jurisdiction located in Los Angeles, California.

9.5 Amendment. No modification, amendment, supplement to or waiver of the provisions of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

9.6 Waiver. A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

9.7 Entire Agreement. This Agreement sets forth the entire understanding of the parties as to the subject matter therein and may not be modified except in writing executed by both parties.

9.8 Severability. In the event any one or more of the provisions of this Agreement is invalid or otherwise unenforceable, the enforceability of the remaining provisions shall be unimpaired.

9.9 Survival. The following Sections shall survive the termination of this Agreement: 5 (Proprietary Rights), 6 (Confidentiality) and 7 (Indemnity).

9.10 Attorneys Fees. If an arbitration or other legal proceeding is brought to enforce or interpret the provisions of this Agreement or as to the rights or obligations of any party to this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees and costs.

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Agreement as of the date set forth above.

TECHNOMEDICS MANAGEMENT & SYSTEMS, INC.		IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ Manfred Mosk	By:	/s/ David Wohlberg
	Name: Manfred Mosk, Ph.D.		Name: David Wohlberg
	Title: President		Title: President

5